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                                                                  EXHIBIT 16.1

[KPMG PEAT MARWICK LLP LETTERHEAD]


June 28, 1996



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged, together with Coopers and Lybrand L.L.P., as joint independent public accountants for Pharmacia & Upjohn, Inc. and, under date of February 21, 1996, we reported on the consolidated financial statements of Pharmacia & Upjohn, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995. On June 10, 1996, our appointment as joint independent public accountants was terminated. We have read the statements of Pharmacia & Upjohn, Inc. included under Item 4 of its Form 8-K dated June 18, 1996, and agree with such statements.



                                                Very truly yours,


                                              KPMG PEAT MARWICK LLP